                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                MYRIAD GENETICS
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             MYRIAD GENETICS, INC.

                                                                October 13, 2000

   Dear Stockholder,

   You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Myriad Genetics, Inc. (the "Company") to be held at 9:00 a.m. on Friday, November 17, 2000, at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah.

   At the Annual Meeting, three persons will be elected to the Board of Directors. The Company will also ask the stockholders to ratify the selection of KPMG LLP as the Company's independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

   We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged promptly to complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                        Sincerely,
                                        /s/ Peter D. Meldrum
                                        Peter D. Meldrum
                                        President and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
                    PLEASE RETURN YOUR PROXY CARD PROMPTLY.

                             MYRIAD GENETICS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be Held November 17, 2000

To the Stockholders of Myriad Genetics, Inc.

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Myriad Genetics, Inc., a Delaware corporation (the "Company"), will be held on Friday, November 17, 2000, at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah, at 9:00 a.m. for the following purposes:

  1. To elect three members to the Board of Directors to serve for a term ending in 2003.

  2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending June 30, 2001.

  3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

   The Board of Directors has fixed the close of business on September 27, 2000 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

   All Stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ Christopher L. Wight
                                          Christopher L. Wight
                                          Secretary

October 13, 2000

                             MYRIAD GENETICS, INC.
                                 320 WAKARA WAY
                           SALT LAKE CITY, UTAH 84108

                                 (801) 584-3600

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myriad Genetics, Inc., a Delaware corporation (the "Company"), of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah, on Friday, November 17, 2000, at 9:00 a.m., and any adjournments thereof (the "Meeting").

   Where the Stockholder specifies a choice on the enclosed proxy card as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the three nominees for director named herein and FOR the ratification of the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending June 30, 2001. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any Stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting.

   The affirmative vote of a majority of the shares voted affirmatively or negatively at the Meeting is required to approve the proposal to approve the ratification of the appointment of KPMG LLP as the Company's independent public accountants. The election of directors requires a plurality of the shares voted affirmatively or negatively at the Meeting. With respect to the tabulation of votes on the matters proposed for the consideration of the Stockholders at the Meeting, abstentions and broker non-votes will have no effect on the vote.

   The close of business on September 27, 2000 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on September 27, 2000, the Company had 22,323,219 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders.

   The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

   This Proxy Statement and the accompanying proxy are being mailed on or about October 13, 2000 to all Stockholders entitled to notice of and to vote at the Meeting.

   The Annual Report to Stockholders for the fiscal year ended June 30, 2000 ("Fiscal 2000") is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                                SHARE OWNERSHIP

   The following table sets forth certain information as of September 1, 2000 concerning the ownership of Common Stock by each Stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, each current member of the Board of Directors, each executive officer named in the Summary Compensation Table on p. 8 hereof, and all current directors and executive officers as a group.

                                                       Shares Beneficially
                                                            Owned (1)
                                                       -----------------------
Name and Address**                                       Number     Percent
------------------                                     ------------ ----------
Peter Friedli (2).....................................    1,327,500      5.9%
 Friedli Corporate Finance AG
 Freigutstrasse 5
 8002 Zurich, Switzerland
FMR Corp. (3).........................................    1,309,100      5.9%
 82 Devonshire St.
 Boston, MA 02109
Wanger Asset Management L.P. (4)......................    1,166,000      5.2%
 227 W Monroe Street, Suite 3000
 Chicago, IL 60606
Mark H. Skolnick, Ph.D. (5)...........................      884,211      3.9%
Peter D. Meldrum (6)..................................      334,577      1.5%
Walter Gilbert, Ph.D. (7).............................      251,940      1.1%
John J. Horan (8).....................................      151,428        *
Arthur H. Hayes, M.D. (8).............................       90,000        *
Jay M. Moyes (9)......................................       79,803        *
Adrian N. Hobden Ph.D. (10)...........................       75,619        *
Gregory C. Critchfield M.D. (8).......................       46,000        *
Dale A. Stringfellow, Ph.D. (8).......................       20,742        *
Alan J. Main, Ph.D....................................            0      --
Michael J. Berendt, Ph.D..............................            0      --
Linda S. Wilson, Ph.D.................................            0      --
All executive officers and directors as a group (15
 persons)(11).........................................    1,977,120      8.5%

--------
 * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.
** Addresses are given for beneficial owners of more than 5% of the outstanding
   Common Stock only.
(1) The number of shares of Common Stock issued and outstanding on September 1, 2000 was 22,269,640 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at September 1, 2000, plus shares of Common Stock subject to options and warrants held by such person at September 1, 2000 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. All references to the number of shares of Common Stock and shares of Common Stock subject to options have been restated to reflect the Company's 2-for-1stock split which became effective September 11, 2000.

(2) Includes shares held by Inventure, Inc., Joyce, Ltd., Pine, Inc., and Spring Technology Corp., in each of which Mr. Friedli has a controlling interest. Also includes currently exercisable warrants to purchase 65,500 shares of Common Stock.
(3) This information is based solely on a Schedule 13F filed on August 28, 2000 with the Securities and Exchange Commission for the quarter ended June 30, 2000. FMR Corp. has shared investment discretion over all such shares and sole voting authority of 1,100 shares.
(4) This information is based solely on a Schedule 13F filed on July 24, 2000 with the Securities and Exchange Commission for the quarter ended June 30, 2000. Wanger Asset Management L.P. has shared investment discretion and sole voting authority over all such shares.
(5) Includes shares held directly by Dr. Skolnick and his wife, shares held by a family limited partnership of which Dr. Skolnick is a general partner, as well as shares held by certain family members. Also includes 330,741 shares of Common Stock subject to currently exercisable options.
(6) Includes 23,999 shares of Common Stock subject to currently exercisable options.
(7) Includes 92,970 shares of Common Stock owned by Dr. Gilbert's wife, as to which Dr. Gilbert disclaims beneficial ownership. Also includes 86,000 shares of Common Stock subject to currently exercisable options.
(8) Consists of shares of Common Stock subject to currently exercisable options.
(9) Includes shares held directly by Mr. Moyes and his children. Also includes 75,487 shares of Common Stock subject to currently exercisable options.
(10) Includes 59,619 shares of Common Stock subject to currently exercisable options.
(11) Includes 929,392 shares of Common Stock subject to currently exercisable options.

                                   MANAGEMENT

Directors

   The Company's Restated Certificate of Incorporation, as amended, and Restated By-Laws provide for the Company's business to be managed by or under the direction of the Board of Directors. Under the Company's Restated Certificate of Incorporation, as amended, and Restated By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently is fixed at nine directorships and is divided into three classes. The Class I Directors with a term ending in 2000 are Michael J. Berendt, Ph.D., Alan J. Main, Ph.D., and Dale A. Stringfellow, Ph.D.; the Class II Directors with a term ending in 2001 are Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D.; and the Class III Directors with a term ending in 2002 are Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and John
J. Horan. The Class I Directors will be elected at the upcoming Meeting for a term ending in 2003. At each annual meeting of Stockholders, directors are elected for a full term of three years.

   Bayer Corporation ("Bayer") has Board representation rights which were granted in connection with their strategic collaboration with the Company. Under the collaboration agreement, the Company must nominate one representative of Bayer for election to the Board of Directors. Further, certain Company stockholders--Mark H. Skolnick, Ph.D., Angela A. Skolnick, Walter Gilbert, Ph.D. and Celia Gilbert and the Skolnick Family Limited Partnership--have agreed to vote in favor of such nominees for election to the Board. Dr. Berendt is Bayer's current representative and has served as a Director of the Company since February 1997.

   The names of the Company's current directors and certain information about them are set forth below:

   NAME                                 AGE POSITION WITH THE COMPANY
   ----                                 --- -------------------------
   John J. Horan....................... 80  Chairman of the Board of Directors
   Walter Gilbert, Ph.D................ 68  Vice Chairman of the Board of Directors
   Peter D. Meldrum.................... 53  President, Chief Executive Officer, Director
   Mark H. Skolnick, Ph.D.............. 54  Chief Scientific Officer, Director
   Arthur H. Hayes, Jr., M.D........... 67  Director
   Dale A. Stringfellow, Ph.D.......... 55  Director
   Alan J. Main, Ph.D.................. 46  Director
   Michael J. Berendt, Ph.D............ 51  Director
   Linda S. Wilson, Ph.D............... 63  Director

   John J. Horan, Chairman of the Board of Directors of the Company since joining the Board in November 1992, served as the Chairman of the Board and Chief Executive Officer of Merck & Co., Inc. from 1975 through 1985. Mr. Horan held a variety of positions with Merck from 1952 until his retirement from the Merck Board in 1993. He has also served on the Board of Directors of General Motors Corporation, J.P. Morgan, Inc., Morgan Guaranty Bank, NCR Corporation, Burlington Mills, Celgene Corporation, PathoGenesis Corporation, and as Chairman of Atrix Laboratories, Inc. Mr. Horan is a past Chairman of the Pharmaceutical Manufacturers Association and a Director of the Robert Wood Johnson Foundation.

   Walter Gilbert, Ph.D., Vice Chairman of the Board of Directors, joined the Company as a founding scientist in March 1992. Dr. Gilbert won the Nobel Prize in Chemistry in 1980 for his contributions to the development of DNA sequencing technology. He was a founder of Biogen, Inc. and its Chairman of the Board and Chief Executive Officer from 1981 to 1985. He has held professorships at Harvard University in the Departments of Physics, Biophysics, Biology, Biochemistry and Molecular Biology, and Molecular and Cellular Biology. He presently holds the Carl M. Loeb University Professorship at Harvard University and serves on the Board of Directors of Transkaryotic Therapies, Inc.

   Peter D. Meldrum has been a Director of the Company since its inception in May 1991 and has been President and Chief Executive Officer of the Company since November 1991. Prior to joining the Company he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He received an M.B.A. degree from the University of Utah in 1974 and a B.S. degree in Chemical Engineering from the University of Utah in 1970.

   Mark H. Skolnick, Ph.D., a scientific founder of the Company, has been a director of the Company since its inception in 1991 and has served as Chief Scientific Officer since 1997. Dr. Skolnick was also Executive Vice President of Research and Development of the Company from its inception in 1991 through July 2000. Dr. Skolnick and several colleagues were the first to conceive of using restriction fragment length polymorphism technology as genetic markers, a breakthrough that underpins the Human Genome Project. He received his Ph.D. in Genetics from Stanford University in 1975, and a B.A. degree in Economics from the University of California at Berkeley in 1968.

   Arthur H. Hayes, Jr., M.D., a Director of the Company since November 1992, served as Commissioner of the U.S. Food and Drug Administration from 1981 to 1983. Since 1991 he has served as the President and CEO of Mediscience Associates. From 1986 to 1991, Dr. Hayes served as the President and CEO of EM Pharmaceuticals, Inc., the United States affiliate of E. Merck of Darmstadt, Germany. He also served as Provost and Dean of New York Medical College from 1983 to 1986. Dr. Hayes currently serves as the Vice Chairman and Medical Director of Nelson Communications, Inc. Dr. Hayes serves on the board of the following publicly traded companies: Napro Biotherapeutics, Inc., Celgene Corporation, and Premier Research Worldwide, Inc. He also serves on the Board of Directors of the Macy Foundation and is the Chairman of the Council on Family Health.

   Dale A. Stringfellow, Ph.D., a Director of the Company since December 1991, has been President of Berlex BioSciences, a wholly owned subsidiary of Schering AG, since June 1995. Prior to that he was President, CEO and a Director of Celtrix Pharmaceuticals from July 1990 until April 1995. In addition, Dr. Stringfellow has held other positions, including Vice President and Senior Director of Preclinical Cancer Research at Bristol-Myers Squibb Co.; Research Head, Cancer Virology and Cellular Biology Research at Upjohn Company; and Vice President, Research and Development at Collagen Corporation. Dr. Stringfellow currently serves on the Board of Directors of Collateral Therapeutics and Cognetix Incorporated.

   Alan J. Main, Ph.D., a Director of the Company since April 1995, is currently serving as President, Chief Executive Officer, and a member of the Board of Directors of Coelacanth Corporation. Dr. Main was Senior Vice-President of Research at Novartis Pharmaceuticals Corporation, located in Summit, New Jersey from 1997 to 2000. He received a B.Sc. with honors in Chemistry from the University of Aberdeen, Scotland in 1975 and a Ph.D. in Organic Chemistry from the University of Liverpool, England in 1978. He is a Fellow of the Royal Chemical Society and currently serves as Chairman of the Research and Development Council of New Jersey.

   Michael J. Berendt, Ph.D., a Director of the Company since February 1997, is currently serving as Senior Vice-President, Pharmaceutical Research at Bayer Corporation, located in West Haven, Connecticut. Dr. Berendt has been with Bayer since 1993 and has served as Director and subsequently Vice-President of Bayer's Institute for Bone & Joint Disorders and Cancer. He received his Doctorate in Microbiology/Immunology at Hahnemann Medical University. Dr. Berendt also serves on the Board of Directors of Onyx Pharmaceuticals, Inc. and Waters Corporation.

   Linda S. Wilson, Ph.D., a Director of the Company since October 1999, served as President of Radcliffe College, Cambridge, MA from 1989 to 1999. Dr. Wilson has also served as Vice President for Research, University of Michigan, and as Associate Vice Chancellor for Research and Associate Dean of the Graduate College, University of Illinois. Dr. Wilson is a member of the Institute of Medicine of the National Academy of Sciences. After serving seven years as Trustee, she is now an Honorary Trustee of the Massachusetts General Hospital. She currently serves on the Board of Directors for INACOM, Inc.; Value Line, Inc. and ICANN (the Internet Corporation for assigned Names and Numbers). She is also a Trustee of the Committee on Economic Development. Dr. Wilson received her Ph.D. in Chemistry from the University of Wisconsin and her B.A. from Newcomb College, Tulane University.

Committees of the Board of Directors and Meetings

   Meeting Attendance. During the fiscal year ended June 30, 2000 there were nine meetings of the Board of Directors, and the various committees of the Board of Directors met a total of two times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during Fiscal 2000, except for Dr. Hayes and Dr. Berendt who had conflicting schedules during five and three of the Board meetings, respectively.

   Audit Committee. The Audit Committee, which met one time in Fiscal 2000, has three members, Dale A. Stringfellow, Ph.D. (Chairman), Walter Gilbert, Ph.D. and Arthur H. Hayes, Jr., M.D. The Audit Committee reviews the engagement of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

   Compensation Committee. The Compensation Committee, which met one time during Fiscal 2000, has three members, Walter Gilbert, Ph.D. (Chairman), John
J. Horan and Dale A. Stringfellow, Ph.D. The Compensation Committee administers the Company's stock plans and reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company.

   Nominating Committee. The Company does not have a standing Nominating Committee.

   Compensation Committee Interlocks and Insider Participation. The Compensation Committee has three members, Walter Gilbert, Ph.D. (Chairman), John J. Horan and Dale A. Stringfellow, Ph.D. No executive officer of the Company is a member of the Compensation Committee. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Compensation of Directors

   The Company pays each non-employee director $2,000 for each meeting of the Board of Directors that the director attends. Non-employee directors nominated pursuant to a contractual agreement are not entitled to such fee. All directors are reimbursed for their out-of pocket expenses incurred in attending meetings.

   Directors who are not employees of the Company or any affiliate are entitled to receive options under the Company's 1992 Employee, Director and Consultant Stock Option Plan (the "Plan"). The Plan provides for an annual grant to each non-employee director of a non-qualified option to purchase 15,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the grant date. Options granted under the Plan to non-employee directors vest in three equal installments beginning on the first anniversary of the date of grant, assuming continued membership on the Board. Options for ninety thousand (90,000) shares were granted under this formula during Fiscal 2000.

Executive Officers

   The names of, and certain information regarding, executive officers of the Company who are not also directors, are set forth below. Except for executive officers who have employment agreements with the Company, the executive officers serve at the pleasure of the Board of Directors.

   Name                               Age                      Position
   ----                               ---                      --------
   Gregory C. Critchfield, M.D......  49  President, Myriad Genetic Laboratories, Inc.
   Adrian N. Hobden, Ph.D...........  47  President, Myriad Pharmaceuticals, Inc.
   Jay M. Moyes.....................  46  Chief Financial Officer, Vice President of Finance
   Sudhir R. Sahasrabudhe, Ph.D.....  39  Executive Vice President Research and Development
   S. George Simon..................  39  Vice President of Business Development
   Christopher L. Wight.............  42  Vice President, General Counsel

   Gregory C. Critchfield, M.D., President of Myriad Genetic Laboratories, Inc., a wholly owned subsidiary of the Company, joined the Company in July 1998. Dr. Critchfield previously served as Senior Vice President, Chief Medical and Scientific Officer of Quest Diagnostics (formerly Corning Clinical Laboratories). Prior to Quest Diagnostics, Dr. Critchfield was Director of Clinical Pathology for Intermountain Health Care. Dr. Critchfield received his M.D. from the University of Utah and his M.S. in Biophysical Sciences from the University of Minnesota. He is Board Certified in Clinical Pathology.

   Adrian N. Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc., a wholly owned subsidiary of the Company, joined the Company in October 1998. Dr. Hobden previously served as Director, Global Biotechnology Ventures with Glaxo Wellcome Inc. During Dr. Hobden's 17-year tenure with Glaxo, he held several senior management positions, including heading the Genetics, Molecular Science and Pharmacology research department before undertaking the directorship. Dr. Hobden received his Ph.D. from Leicester University in Microbiology/Molecular Biology and his B.A in Biochemistry from Cambridge University.

   Jay M. Moyes, Vice President of Finance since July 1993 and named Chief Financial Officer in June 1996, served as Vice President of Finance and Chief Financial Officer of Genmark, Inc. from 1991 through July 1993. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. degree from the University of Utah, a B.A. degree in economics from Weber State University, and is a Certified Public Accountant.

   Sudhir R. Sahasrabudhe, Ph.D., Executive Vice President, Research and Development since July 2000, served as Senior Director of U.S. Biotechnology with Aventis Pharmaceuticals. In that position, Dr. Sahasrabudhe was responsible for all biotechnology activities within the United States for Aventis, including the oversight of Cambridge Genomics Center and other genomics facilities as well as programs in transgenics, gene expression and disease genomincs. Dr. Sahasrabudhe received his Ph.D. in microbiology from the University of Baroda, in Baroda, India.

   S. George Simon, Vice President of Business Development since June 2000. Mr. Simon previously served as Vice President, Corporate Development with MorphGen Pharmaceuticals, Inc. a biopharmaceutical company working in musculoskeletal tissue repair. Prior to his time with MorphGen, Mr. Simon was Senior Director, Corporate Development for the VivoRx group of companies which developed biotechnology and biopharmaceutical products in oncology and cell therapy. Mr. Simon received his Certificate in International Business Management from the University of California, Los Angeles and his B.S. Business Administration from California State University, Long Beach.

   Christopher L. Wight, Vice President, General Counsel since September 1999, joined the Company in August 1998. Mr. Wight served as Corporate General Counsel before being named as an officer. Prior to joining the Company, Mr. Wight held the position of Director of Intellectual Property at Immunex Corporation. He received his J.D. from the J. Reuben Clark Law School at Brigham Young University and a bachelor's degree in Chemistry from Brigham Young University.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Company as of June 30, 2000 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended June 30, 2000. All references to the number of shares of Common Stock and shares of Common Stock subject to options have been restated to reflect the Company's 2-for-1 stock split which became effective September 11, 2000.

                                       Annual        Long Term
                                    Compensation    Compensation
                                  ----------------- ------------
                                                     Securities
Name and Principal       Fiscal                      Underlying     All Other
Position                  Year     Salary   Bonus    Options(#)  Compensation(3)
------------------       ------   -------- -------- ------------ --------------
Peter D. Meldrum........  2000    $320,523 $100,507   100,000        $5,072
  President and Chief
   Executive Officer      1999    $305,420 $ 60,000    40,000        $5,072
                          1998    $275,324 $100,000    80,000        $5,072
Mark H. Skolnick,
 Ph.D...................  2000    $273,474 $ 70,507    60,000        $5,072
  Chief Scientific
   Officer                1999    $270,420 $ 44,000    40,000        $5,072
                          1998    $245,324 $ 70,000    70,000        $5,157
Gregory C. Critchfield,
 M.D....................  2000    $240,522 $ 84,507    80,000        $5,188
  President, Myriad
   Genetic Laboratories,  1999(1) $181,714 $ 64,000   230,000        $6,829
  Inc.                    1998    $    --  $    --        --         $  --
Adrian N. Hobden,
 Ph.D...................  2000    $215,559 $ 75,507    80,000        $5,277
  President, Myriad
   Pharmaceuticals, Inc.  1999(2) $156,202 $ 60,000   238,048        $2,765
                          1998    $    --  $    --        --         $  --
Jay M. Moyes............  2000    $168,424 $ 60,507    60,000        $5,245
  Vice President of
   Finance, Chief
   Financial              1999    $160,420 $ 34,000    46,000        $5,399
  Officer                 1998    $145,324 $ 40,000    30,000        $5,255

--------
(1) Dr. Critchfield's employment began on July 31, 1998.
(2) Dr. Hobden's employment began on October 12, 1998.
(3) All Other Compensation includes (i) the dollar value of premiums paid by the Company with respect to term life insurance for the benefit of each named executive officer and (ii) the Company's matching contributions made under its 401(k) plan on behalf of each named executive officer.

Option Grants in Last Fiscal Year

   The following table sets forth information regarding each stock option granted during Fiscal 2000 to each of the named executive officers. The potential realizable values that would exist for the respective options are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full term of the option. Actual gains, if any, on stock options, exercises and Common Stock holdings are dependent on the future performance of the Common Stock.

                                          Individual Grants
                          -------------------------------------------------
                                                                            Potential Realizable
                                                                              Value at Assumed
                             Number of     %of Total                        Annual Rates of Stock
                            Securities      Options                          Price Appreciation
                            Underlying     Granted to  Exercise                for Option Term
                              Options     Employees in   Price   Expiration ---------------------
Name                      Granted (#) (1) Fiscal Year  ($/Share)    Date        5%         10%
----                      --------------- ------------ --------- ---------- ---------- ----------
Peter D. Meldrum........      70,000            6%     $25.0625  4/20/2010  $1,103,317 $2,796,022
Peter D. Meldrum........      30,000            3%     $70.0000  6/21/2010  $1,320,679 $3,346,859
Mark H. Skolnick,
 Ph.D...................      50,000            4%     $25.0625  4/20/2010  $  788,084 $1,997,159
Mark H. Skolnick,
 Ph.D...................      10,000            1%     $70.0000  6/21/2010  $  440,226 $1,115,620
Gregory C. Critchfield,
 M.D....................      60,000            5%     $25.0625  4/20/2010  $  945,700 $2,396,590
Gregory C. Critchfield,
 M.D....................      20,000            2%     $70.0000  6/21/2010  $  880,452 $2,231,239
Adrian N. Hobden Ph.D...      60,000            5%     $25.0625  4/20/2010  $  945,700 $2,396,590
Adrian N. Hobden,
 Ph.D...................      20,000            2%     $70.0000  6/21/2010  $  880,452 $2,231,239
Jay M. Moyes............      50,000            4%     $25.0625  4/20/2010  $  788,084 $1,997,159
Jay M. Moyes............      10,000            1%     $70.0000  6/21/2010  $  440,226 $1,115,620

--------
(1) Options were granted pursuant to the Plan. Options granted vest 20% upon each anniversary date of the date of grant. Options terminate ten years after the grant date, subject to earlier termination in accordance with the Plan and the applicable option agreement. Vesting of options will accelerate upon a change in control of the Company in accordance with the applicable option agreement. Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the closing price of the Common Stock on the Nasdaq Stock Market on the trading day immediately preceding the grant date.

Option Exercises in Last Fiscal Year and Fiscal Year-End Values

   The following table provides information regarding the exercises of options by each of the named executive officers during Fiscal 2000. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2000 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock.

                                                  Number of Securities
                                                 Underlying Unexercised   Value of the Unexercised
                                                 Options at Fiscal Year-   In-The-Money Options at
                           Shares                          End               Fiscal Year-End (1)
                          Acquired     Value    ------------------------- -------------------------
Name                     on Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Peter D. Meldrum........   178,304   $5,754,441    33,695      228,001    $ 2,119,513  $11,794,594
Mark H. Skolnick,
 Ph.D...................    50,000   $  720,143   330,741      182,001    $22,439,501  $10,345,925
Gregory C. Critchfield,
 M.D....................    32,000   $1,339,976    14,000      264,000    $   969,612  $15,474,842
Adrian N. Hobden,
 Ph.D...................    42,000   $1,127,325    20,009      328,039    $ 1,383,854  $20,132,544
Jay M. Moyes............    43,116   $1,814,735    75,487      138,799    $ 4,864,772  $ 7,665,349

--------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $74.039, the closing sale price per share of the Company's Common Stock as reported by The Nasdaq Stock Market on June 30, 2000.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

   The Company entered into employment agreements with no defined term with Peter D. Meldrum, Mark H. Skolnick, Ph.D., Gregory C. Critchfield, M.D., and Jay M. Moyes in May 1993, January 1994, July 1998, and July 1993, respectively. Either party may terminate employment without cause at any time upon 15 days written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of the Company during and after employment and will not compete with the Company during the term of employment with the Company.

   The Company entered into an employment agreement with no defined term with Adrian N. Hobden, Ph.D. in October 1998. Pursuant to the agreement, either party may terminate employment with or without cause, provided that Dr. Hobden must provide the Company with 30 days written notice. If the Company terminates Dr. Hobden without cause, the Company must pay Dr. Hobden's salary for 9 months following termination. If Dr. Hobden terminates his employment as a result of a reduction of his responsibilities after a change in control of the Company, then the Company must pay Dr. Hobden's salary for 12 months following termination. The employment agreement also provides that Dr. Hobden will not disclose confidential information of the Company during and after employment and will not compete with the Company during the term of employment with the Company.

   In the event of a change in control of the Company (as defined in the Plan), all outstanding unvested options, including options held by Messrs. Meldrum, Skolnick, Critchfield, Hobden and Moyes, will become immediately vested, unless provision is made for the continuation of such options pursuant to the applicable provisions of the Plan.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

 Overview

   The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed entirely of outside directors. The Compensation Committee, which consists of Dr. Gilbert, Mr. Horan and Dr. Stringfellow, is responsible for establishing and administering the Company's executive compensation policies. This report addresses the compensation policies for fiscal year 2000 as they affected Mr. Meldrum, in his capacity as President and Chief Executive Officer of the Company, and the other executive officers of the Company.

 General Compensation Policy

   The objectives of the Company's executive compensation program are to:

  . Provide a competitive compensation package that will attract and retain superior talent and reward performance.

  .  Support the achievement of desired Company performance.

  . Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock, thereby encouraging the achievement of superior results over an extended period.

 Executive Officer Compensation Program

   The Company's executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on the achievement of predetermined objectives; and (iii) long-term incentive compensation in the form of periodic stock option grants, with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

   The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with the Company to attract and retain employees.

   In considering compensation of the Company's executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. The Company does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee's present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

 Base Salary

   The Compensation Committee reviews base salary levels for the Company's executive officers on an annual basis. Base salaries are set competitively relative to companies in the biotechnology industry and other comparable companies. In determining salaries the Compensation Committee also takes into consideration individual experience and performance. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to the Company. Within this comparison group, the Company seeks to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to the Company's performance. In setting base salaries, the Compensation Committee also takes into account the intense level of competition among biotechnology companies to attract talented personnel.

 Annual Incentive Bonuses

   The Company, along with each executive officer, establishes goals related specifically to that officer's areas of responsibility. The Compensation Committee determines the amount of each executive's bonus based on a subjective assessment by the Compensation Committee of the officer's progress toward achieving the established goals. Bonuses are awarded on an annual basis.

 Long-term Incentive Compensation

   Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Compensation Committee believes that stock option participation aligns executive officers' interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

 Chief Executive Officer Compensation

   Mr. Meldrum was appointed to the position of President and Chief Executive Officer in November 1991. In May 1993, Mr. Meldrum entered into the Company's standard Employment Agreement as required of all Company employees. Under this agreement, Mr. Meldrum receives an annual base salary of $100,000, which salary has been increased by the Board of Directors periodically. This is consistent with the range of salary levels received by his counterparts in companies in the biotechnology industry and other comparable companies. The Compensation Committee believes Mr. Meldrum has managed the Company well in a challenging business climate and has continued to move the Company towards its long-term objectives.

   The Company granted stock options to Mr. Meldrum to purchase 80,000 shares at an exercise price of $9.3125 in fiscal 1998, 40,000 shares at an exercise price of $4.781 in fiscal 1999 and 100,000 shares at a weighted average exercise price of $38.545 in fiscal 2000. This option package is designed to align the interests of Mr. Meldrum with those of the Company's stockholders with respect to short-term operating results and long term increases in the price of the Company's stock. The grant of these options is consistent with the goals of the Company's stock option program as a whole.

                                          THE COMPENSATION COMMITTEE:

                                          Walter Gilbert, Ph.D., Chairman
                                          John J. Horan
                                          Dale A. Stringfellow, Ph.D.

Performance Graph

   The following graph compares the percentage change in the Company's cumulative total stockholder return on its Common Stock during a period commencing on October 6, 1995 (the date of the Company's initial public offering) and ending on June 30, 2000 (as measured by dividing (A) the difference between the Company's share price at the end and the beginning of the measurement period by (B) the share price at the beginning of the measurement period) with the cumulative total return of The Nasdaq Stock Market and the Nasdaq Health Services Stock Index during such period. It should be noted that the Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.
                        [Performance Graph Appears Here]

                               10/6/95 6/28/96 6/30/97 6/30/98 6/30/99 6/30/00
                               ------- ------- ------- ------- ------- -------
Myriad Genetics, Inc.......... $100.00 $138.89 $150.00 $ 81.25 $ 50.00 $822.66
Nasdaq Stock Index (U.S.)..... $100.00 $118.19 $143.75 $189.25 $272.50 $402.56
Nasdaq Health Services
 Stocks....................... $100.00 $135.22 $124.96 $121.73 $115.64 $ 90.06

Certain Relationships and Related Transactions

   In September 1999, the Company entered into a Subscription Agreement with Friedli Corporate Finance AG, a transaction which resulted in Mr. Peter Friedli, the president of Friedli Corporate Finance AG, controlling, directly or indirectly, in excess of five percent of the Company's Common Stock when added to his previous beneficial holdings. Pursuant to the Agreement, the Company sold 710,000 shares of the Company's unregistered Common Stock at an aggregate purchase price of $4,987,750. The Company also issued to Mr. Friedli 35,500 warrants to purchase Common Stock, which were immediately exercisable at an exercise price of $7.725 per share. Mr. Friedli received a fee of $498,775 from the Company.

   In June 2000, Mr. Friedli assisted the Company in raising $24 million through a private placement of the Company's Common Stock with a major European pharmaceutical company. Mr. Friedli received $1,440,000 in cash and 30,000 warrants to purchase Common Stock as compensation for his assistance. The warrants were immediately exercisable at an exercise price of $40.00 per share.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Dr. Skolnick inadvertently failed to timely report 4 transactions on a Form 4, which he subsequently reported on a late filed Form 4, and Dr. Wilson and Mr. Wight each inadvertently filed a late Form 3.

                             ELECTION OF DIRECTORS

                                (Notice Item 1)

   Under the Company's Restated Certificate of Incorporation, as amended, and Restated By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors has fixed the size of the Board at nine directorships.

   The Board of Directors currently consists of the following nine members:
Michael J. Berendt, Ph.D., Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., John J. Horan, Alan J. Main, Ph.D., Peter D. Meldrum, Mark H. Skolnick, Ph.D., Dale A. Stringfellow, Ph.D, and Linda S. Wilson, Ph.D.

   The Company's Board of Directors is divided into three classes. The Class I Directors with a term ending in 2000 are Dr. Berendt, Dr. Main and Dr. Stringfellow; the Class II Directors with a term ending in 2001 are Mr. Meldrum, Dr. Skolnick and Dr. Wilson; and the Class III Directors with a term ending in 2002 are Dr. Gilbert, Dr. Hayes and Mr. Horan.

   On August 16, 2000, the Board of Directors voted to nominate and recommend to the Stockholders the election of the Class I Directors to the Board of Directors with a term ending in 2003. At each annual meeting of Stockholders, directors are elected for a full term of three years. Directors chosen to fill vacancies on the classified board shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires.

   Unless authority to vote for either of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

   A plurality of the shares voted affirmatively or negatively at the Meeting is required to elect each nominee as a director.

   THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF DR. MICHAEL J. BERENDT, DR. ALAN J. MAIN AND DR. DALE STRINGFELLOW AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                         INDEPENDENT PUBLIC ACCOUNTANTS

                                (Notice Item 3)

   The Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 2001. The Board proposes that the Stockholders ratify this appointment, although such ratification is not required under Delaware law or the Company's Restated Certificate of Incorporation, as amended, or Restated By-Laws. KPMG LLP audited the Company's financial statements for the fiscal year ended June 30, 2000. The Company expects that representatives of KPMG LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

   The affirmative vote of a majority of the shares voted affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

   In the event that ratification of the appointment of KPMG LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

   The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

   To be considered for inclusion in the proxy statement relating to the Annual Meeting of Stockholders to be held in 2001, Stockholder proposals must be received, marked for the attention of: Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108, not later than June 15, 2001. To be considered for presentation at such meeting, although not included in the proxy statement, proposals must be received no later than September 17, 2001 and no earlier than August 17, 2001.

   WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:
                                          /s/ Christopher L. Wight
                                          Christopher L. Wight
                                          Secretary

October 13, 2000

   THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2000 (OTHER THAN EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE TO BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, MYRIAD GENETICS, INC., 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 (801-584-3600).

                                                                      Appendix A

                             MYRIAD GENETICS, INC.

            THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.'S
                               BOARD OF DIRECTORS

     The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 13, 2000 in connection with the Annual Meeting to be held at 9:00 a.m. on Friday, November 17, 2000 at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah and hereby appoints Peter D. Meldrum and Jay M. Moyes, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

     SEE REVERSE SIDE FOR ALL PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side.
     You need not mark any boxes.

                                                              (SEE REVERSE SIDE)
                                                              ------------------

     This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of Directors and FOR Proposal 2.

                  [X]  Please mark votes as in this example.

     The Board of Directors recommends a vote FOR Proposals 1and 2.

     1. Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

     Nominees:  Michael J. Berendt, Ph.D., Alan J. Main, Ph.D., and Dale A.
                Stringfellow, Ph.D.

                          FOR                WITHHELD
                          [ ]                  [ ]

                    ---------------------------------------
                    For all nominees except as noted above.

     2. Proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending June 30, 2001.

                  FOR              AGAINST            ABSTAIN
                  [ ]                [ ]                [ ]

     In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

     Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                      Signature:________________________

                      Date:_____________________________

                      Signature:________________________

                      Date:_____________________________